PRESS RELEASE

Ingredion Incorporated	CONTACTS:
5 Westbrook Corporate Center	Investors: Noah Weiss, 773-896-5242
Westchester, IL 60154	Media: Rick Wion, 708-209-6323

INGREDION INCORPORATED REPORTS SECOND QUARTER 2026 RESULTS
•Second quarter 2026 reported and adjusted* operating income decreased 31% and 5% compared to the second quarter 2025
•Second quarter 2026 reported and adjusted EPS were $1.78 and $2.82, compared with $2.99 and $2.87 in the second quarter 2025
•Reaffirming amended full-year guidance, which now reflects the sale of a majority stake in the Pakistan business, for reported EPS to be in the range of $9.15 to $9.75 and adjusted EPS to be in the range of $10.30 to $10.90
•Ingredion’s 595 pence all-cash offer to acquire Tate & Lyle accepted by their shareholders

WESTCHESTER, Ill., August 4, 2026 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported its second quarter 2026 results.
“Ingredion delivered a solid second quarter, with Texture & Healthful Solutions continuing its quarterly net sales volume growth and Food & Industrial Ingredients—U.S./CAN operating results sequentially improving during the quarter," said Jim Zallie, chairman, president and CEO of Ingredion. "Additionally, we completed the sale of our majority stake in the Pakistan business, and we are pleased to report that Tate & Lyle’s shareholders approved our recommended all-cash offer on July 28, marking an important step toward completing the transaction.”
“Texture & Healthful Solutions delivered its ninth consecutive quarter of broad-based net sales volume growth, driven by continued strong customer demand for our solutions offerings, including clean-label ingredients, demonstrating the durability and margin enhancement of our solutions-selling model.”
“Food & Industrial Ingredients—LATAM continued to deliver in line with expectations, which was a result of focused execution across the region, the resilience of our diversified businesses, and the advancement of network optimization opportunities, which included the announced closure of our Cabo, Brazil facility. We also successfully navigated foreign exchange headwinds and macroeconomic pressures.”
“In Food & Industrial Ingredients—U.S./CAN, reliability at our Argo plant improved, with sequentially better production rates, and yields achieved throughout the quarter. We are pleased to say that the plant is operating at normal production rates across all major operating units.”
“Looking ahead, we are focused on continued operational execution across our Food & Industrial Ingredients businesses and accelerating the growth of our Texture & Healthful Solutions portfolio. We have also commenced the integration planning work for the pending acquisition of Tate & Lyle, which, when completed, will establish Ingredion as a more comprehensive global leader in ingredient solutions with the innovation expertise and geographic reach that will help create the future of food.”
*Reported results are in accordance with U.S. generally accepted accounting principles “GAAP.” Adjusted financial measures are non-GAAP financial measures. See “II. Non-GAAP Information” in the Supplemental Financial Information that follows the Condensed Consolidated Financial Statements for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS SECOND QUARTER 2026 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	2Q25	2Q26
Reported Diluted EPS	$2.99	$1.78
Acquisition/integration costs	—	0.64
Impairment charges	(0.02)	0.34
Restructuring costs	0.03	0.14
Net (gain) on sale of business	—	(0.27)
Tax items and other matters	(0.13)	0.19
Adjusted Diluted EPS**	$2.87	$2.82
Factors affecting changes in Reported and Adjusted EPS

2Q26
Total items affecting adjusted diluted EPS**	(0.05)
Total operating items	(0.17)
Margin	(0.34)
Volume	0.03
Foreign exchange	0.05
Other income	0.09
Total non-operating items	0.12
Financing costs	0.05
Non-controlling interests	—
Tax rate	—
Shares outstanding	0.07
Other non-operating income	—
** Totals may not sum or recalculate due to rounding

Business Review
Total Ingredion
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
Second Quarter	1,833	36	20	(39)	1,850	1%	(1%)
Year-to-Date	3,646	69	(12)	(61)	3,642	—%	(2%)
•Second quarter net sales increased 1%. The increase was primarily driven by higher net sales volume in T&HS and favorable foreign exchange in F&II–LATAM, partially offset by less favorable overall price mix and lower net sales volume in F&II–U.S./CAN.

INGREDION REPORTS SECOND QUARTER 2026 RESULTS – Page 3
Reported Operating Income

$ in millions	2025	FX Impact	Business Drivers	Restructuring/Impairment	Other	2026	Change	Change excl. FX
Second Quarter	271	5	(20)	(42)	(26)	188	(31%)	(32%)
Year-to-Date	547	11	(87)	(46)	(34)	391	(29%)	(31%)
Adjusted Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
Second Quarter	273	5	(20)	258	(5%)	(7%)
Year-to-Date	546	11	(87)	470	(14%)	(16%)
•Second quarter reported and adjusted operating income were $188 million and $258 million, respectively. The difference between reported and adjusted operating income was primarily attributable to impairment charges and costs from the closure of our Cabo, Brazil facility, as well as costs attributable to the previously announced thermal event at our Argo plant. Excluding foreign exchange translation impacts, reported operating income was down 32% and adjusted operating income was down 7% from a year ago.
Texture & Healthful Solutions
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
Second Quarter	599	5	44	(21)	627	5%	4%
Year-to-Date	1,201	18	57	(32)	1,244	4%	2%
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
Second Quarter	111	1	5	117	5%	5%
Year-to-Date	210	4	3	217	3%	1%
•Second quarter operating income for Texture & Healthful Solutions was $117 million, up $6 million from a year ago, driven by volume growth, partially offset by unfavorable price mix and higher tapioca costs. Excluding foreign exchange translation impacts, segment operating income was up 5%.
Food & Industrial Ingredients–LATAM
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
Second Quarter	596	30	(5)	(10)	611	3%	(3%)
Year-to-Date	1,169	48	(12)	(15)	1,190	2%	(2%)

INGREDION REPORTS SECOND QUARTER 2026 RESULTS – Page 4
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	Argentina JV	2026	Change	Change excl. FX
Second Quarter	127	4	(17)	4	118	(7%)	(10%)
Year-to-Date	254	6	(31)	4	233	(8%)	(11%)
•Second quarter operating income for Food & Industrial Ingredients–LATAM was $118 million, a $9 million decrease from a year ago, driven primarily by Mexico’s transactional currency impacts and a more challenging demand environment. Excluding foreign exchange translational impacts, segment operating income was down 10%.
Food & Industrial Ingredients–U.S./CAN
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
Second Quarter	523	—	(22)	(13)	488	(7%)	(7%)
Year-to-Date	1,043	2	(60)	(22)	963	(8%)	(8%)
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
Second Quarter	86	—	(28)	58	(33%)	(33%)
Year-to-Date	178	1	(87)	92	(48%)	(49%)
•Second quarter operating income for Food & Industrial Ingredients–U.S./CAN was $58 million, a $28 million decrease from the prior year. The decline resulted from lower production at our Argo facility,which had normalized by the end of the quarter, as well as softer volumes and price mix. Excluding foreign exchange translation impacts, operating income was down 33%.
All Other*
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
Second Quarter	115	1	3	5	124	8%	7%
Year-to-Date	233	1	3	8	245	5%	5%

INGREDION REPORTS SECOND QUARTER 2026 RESULTS – Page 5
All Other Operating Income (Loss)

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
Second Quarter	(1)	—	7	6	NM	NM
Year-to-Date	(1)	—	10	9	NM	NM
•Second quarter operating income (loss) for All Other increased $7 million from the prior year, reflecting continued improvements in the Protein Fortification business.
* All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales from the Pakistan business, sales of stevia and other ingredients from our PureCircle and other sugar reduction businesses, and pea protein ingredients from our Protein Fortification business.
Other Financial Items
•At June 30, 2026, total debt was $1.8 billion, and cash, including short-term investments, was $952 million, versus $1.8 billion and $1.0 billion, at December 31, 2025.
•Net financing costs were $55 million in Q2 2026, compared to $12 million in Q2 2025, primarily due to a $47 million mark-to-market foreign exchange loss on derivatives used to hedge British pound sterling exposure related to the pending Tate & Lyle acquisition.
•The reported and adjusted effective tax rates for the second quarter were 33.7% and 27.2%, compared to 23.6% and 27.2%, for the year-ago period. The increase in the reported effective tax rate was primarily attributable to the gain on the sale of a majority stake in the Pakistan business and the change in value of the Mexican peso relative to the U.S. dollar. These impacts were partially offset by the utilization of previously unbenefited capital losses.
•Net capital expenditures totaled $210 million through June 30, 2026.
Dividends and Share Repurchases
In the second quarter, the Company paid $52 million in dividends to shareholders. On May 20, 2026, the Company declared a quarterly dividend of $0.82 per share, which was paid on July 21, 2026. Year-to-date, the Company has repurchased $14 million of common stock and remains committed to its $100 million full-year target.
Full-Year 2026 Outlook
Ingredion reaffirms its 2026 full year outlook after reflecting the impact of the sale of a majority stake in the Pakistan business on the second half of the year. The Company expects its full-year 2026 reported EPS to be in the range of $9.15 to $9.75, and its adjusted EPS to be in the range of $10.30 to $10.90.
The Company still expects full-year 2026 net sales to be flat to up low single digits, reflecting volume growth and favorable foreign exchange, partially offset by lower price mix as well as the impact of the previously mentioned sale of its majority stake in the Pakistan business.
Reported operating income is expected to be down low double digits, with adjusted operating income now expected to be down mid-single digits for full-year 2026, which reflects the second half impact from the sale of the majority stake in the Pakistan business.
The 2026 full-year outlook further assumes the following: Texture & Healthful Solutions operating income is now expected to be up mid-to-high single-digits, driven by sales volume growth, partially offset by expected higher input cost inflation; Food & Industrial Ingredients–LATAM operating income is still anticipated to be down low single-digits, reflecting the continued strength of the Mexican peso; Food & Industrial Ingredients–U.S./CAN operating income is now expected to be down 20-25%, driven by the operational headwinds Argo incurred in the first half of 2026; and All Other’s operating loss is now anticipated to be approximately $(15) million, which reflects the removal of the second half earnings contribution of the Pakistan business.

INGREDION REPORTS SECOND QUARTER 2026 RESULTS – Page 6
Corporate costs for full-year 2026 are now expected to be down mid-single-digits.
For full-year 2026, the Company expects a reported effective tax rate of 27.4% to 28.9% and still expects an adjusted effective tax rate of 26.0% to 27.5%.
Cash from operations for the full year 2026 is now expected to be in the range of $700 million to $800 million. Capital expenditures for the full year are now expected to be approximately $450 to $490 million.
This guidance reflects tariff levels in effect as of the end of July 2026. In addition, this guidance excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.
Third Quarter 2026 Outlook
For the third quarter of 2026, compared to the same quarter last year, the Company expects net sales to be up low single-digits. Reported and adjusted operating income are both expected to be down mid-single-digits, which again reflects the impact of the sale of our majority stake in the Pakistan business.
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, August 4, 2026, at 8 a.m. CT/ 9 a.m. ET, hosted by Jim Zallie, chairman, president and chief executive officer and Jason Payant, vice president and interim chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be available on the Company’s website above and can be downloaded a few hours before the call begins. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About Ingredion
Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2025 annual net sales of approximately $7.2 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers located around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion Incorporated intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for third quarter 2026 net sales and reported and adjusted operating income, full-year 2026 reported and adjusted earnings per share, net sales, reported and adjusted operating income, segment operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, and capital expenditures, and any other statements regarding our prospects and our future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations, or beliefs underlying any of the foregoing. In addition, such statements include statements regarding our expectations with respect to completion and benefits of the pending acquisition of Tate & Lyle (the “pending acquisition”), including statements regarding plans, objectives, intentions and expectations with respect to the future operations and financial performance of the combined group.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,”

INGREDION REPORTS SECOND QUARTER 2026 RESULTS – Page 7
“outlook,” “opportunities,” “potential,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
The following factors relating to the pending acquisition, among others, could cause actual results to differ materially from those expressed in or implied by our forward-looking statements: failure of the pending acquisition to be completed when expected or at all because of the inability to satisfy material antitrust or other conditions or for other reasons; the risk that the expected benefits of the pending acquisition may not be fully realized or may take longer to realize than anticipated, including as a result of the risks and uncertainties discussed below; failure to integrate effectively the businesses of Ingredion and Tate & Lyle or to manage effectively the expanded operations of the combined group; the incurrence of substantial expenses and indebtedness by Ingredion and the combined group to complete the pending acquisition and to operate the enterprise after completion; and the risk of loss of contracts and customers, distributors, suppliers, vendors and other business partners of Tate & Lyle as a results of the pending acquisition.
Actual results and developments may differ materially from the expectations expressed in or implied by our forward-looking statements, based on various risks and uncertainties, including changes in consumer practices, preferences, price sensitivity, behaviors, demand and perceptions; the impact of geopolitical developments, tensions, threats or conflicts on the availability and prices of raw materials and energy supplies, supply chains and foreign exchange and interest rates; the impact of global business and economic conditions on demand for our products or our access to global credit and equity markets; our reliance on certain industries for a significant portion of our sales; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; our ability to keep pace with technological developments in research and development and continue to offer innovative products; competitive pressures that may adversely affect our market share, revenue and profitability; market volatility that may adversely affect our ability to pass through potential increases in the cost of corn and other raw materials to customers, to purchase quantities of corn and other raw materials at prices sufficient to sustain or increase our profitability, or to supply product quantities and meet shipment delivery requirements that our customers demand; the impact on inputs to our procurement, production processes and delivery channels, such as raw material, energy, and freight and logistics, of price fluctuations, supply chain interruptions, tariffs, duties, and shortages; our ability to contain costs, manage working capital, and achieve budgets, including completion of planned maintenance and investment projects on time and on budget; global climate change and legal, regulatory, or market measures to address climate change; our ability to identify and complete acquisitions, divestitures, or strategic alliances on favorable terms or achieve anticipated synergies; the economic, political and other risks inherent in conducting operations in foreign countries and with foreign currencies; our ability to maintain satisfactory labor relations; our ability to attract, develop, retain, motivate and maintain good relationships with our workforce, including key personnel; the impact of legal and regulatory proceedings; the risks associated with pandemics; the impact of any impairment charges on intangible assets and goodwill; global and regional economic policies and changes to existing laws and regulations; changes in our tax rates or exposure to additional income tax liabilities; increases in interest rates that could increase our borrowing costs; risks affecting our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; risks relating to the use of artificial intelligence and other advanced technologies, and our reliance on third‑party technology providers; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
This press release is for information purposes and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any

INGREDION REPORTS SECOND QUARTER 2026 RESULTS – Page 8
securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the all-cash offer by the Company for the entire issued and to be issued ordinary share capital of Tate & Lyle, or otherwise, nor shall there be any sale, issuance or transfer of securities of Tate & Lyle in any jurisdiction in contravention of applicable law. The pending acquisition will be made solely by means of a scheme of arrangement (or, if the pending acquisition is implemented by way of a takeover offer, as that term is defined in the UK Companies Act 2006 (a “Takeover Offer”), the offer document), which will contain the full terms and conditions of the pending acquisition. If the Company exercises its right to implement the pending acquisition by way of a Takeover Offer, such offer will be made in compliance with applicable U.S. laws and regulations.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(dollars and shares in millions, except per share data)

	Three Months Ended June 30,		Change %	Six Months Ended June 30,		Change %
	2026	2025		2026	2025
Net sales	$1,850	$1,833	1%	$3,642	$3,646	—%
Cost of sales	1,424	1,356		2,815	2,703
Gross profit	426	477	(11%)	827	943	(12%)
Operating expenses	207	208	—%	407	401	1%
Other operating (income), net	(14)	(5)		(27)	(15)
Restructuring/impairment charges	45	3		56	10
Operating income	188	271	(31%)	391	547	(29%)
Financing costs	55	12		64	21
Net (gain) on sale of business	(44)	—		(44)	—
Other non-operating expense, net	2	—		2	—
Income before income taxes	175	259	(32%)	369	526	(30%)
Provision for income taxes	59	61		109	129
Net income	116	198	(41%)	260	397	(35%)
Less: Net income attributable to non-controlling interests	2	2		4	4
Net income attributable to Ingredion	$114	$196	(42%)	$256	$393	(35%)

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	63.3	64.5		63.2	64.5
Diluted	63.9	65.6		63.9	65.6

Earnings per common share of Ingredion:
Basic	$1.80	$3.04	(41%)	$4.05	$6.09	(33%)
Diluted	$1.78	$2.99	(40%)	$4.01	$5.99	(33%)

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$948	$1,030
Short-term investments	4	3
Accounts receivable, net	1,386	1,185
Inventories	1,109	1,227
Prepaid expenses and assets held for sale	76	60
Total current assets	3,523	3,505
Property, plant and equipment, net	2,521	2,526
Goodwill	917	922
Intangible assets, net	337	347
Other non-current assets	772	597
Total assets	$8,070	$7,897

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$41	$48
Accounts payable, accrued liabilities and liabilities held for sale	1,218	1,268
Total current liabilities	1,259	1,316
Long-term debt	1,742	1,742
Other non-current liabilities	496	473
Total liabilities	3,497	3,531

Share-based payments subject to redemption	49	64
Redeemable non-controlling interests	—	7

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 shares issued at June 30, 2026 and December 31, 2025	1	1
Additional paid-in capital	1,163	1,155
Less: Treasury stock (common stock: 14.7 and 14.8 shares at June 30, 2026 and December 31, 2025) at cost	(1,553)	(1,555)
Accumulated other comprehensive loss	(848)	(937)
Retained earnings	5,761	5,610
Total Ingredion stockholders’ equity	4,524	4,274
Non-redeemable non-controlling interests	—	21
Total stockholders’ equity	4,524	4,295
Total liabilities and stockholders’ equity	$8,070	$7,897

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Six Months Ended June 30,
	2026	2025
Cash from operating activities
Net income	$260	$397
Non-cash charges to net income:
Depreciation and amortization	110	108
Mechanical stores expense	38	32
Net (gain) on sale of business	(44)	—
Impairment charges	33	6
Foreign exchange losses, net	47	4
Margin accounts	(19)	(9)
Changes in other working capital	(231)	(241)
Other	(71)	(35)
Cash provided by operating activities	123	262
Cash from investing activities
Capital expenditures and mechanical stores purchases, net	(210)	(193)
Proceeds from sales of businesses, net	139	12
Purchases of equity securities, net	(26)	(19)
Other	(5)	(3)
Cash used for investing activities	(102)	(203)
Cash from financing activities
Proceeds (payments) on borrowings, net	35	(46)
Repurchases of common stock, net	(14)	(55)
Common stock activity for share-based compensation, net	(10)	(9)
Purchases of non-controlling interests	(7)	—
Dividends paid, including to non-controlling interests	(105)	(106)
Cash used for financing activities	(101)	(216)
Effects of foreign exchange rate changes on cash and cash equivalents	(2)	21
(Decrease) in cash and cash equivalents	(82)	(136)
Cash and cash equivalents, beginning of period	1,030	997
Cash and cash equivalents, end of period	$948	$861

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(dollars in millions, except for percentages)
I. Segment Information of Net Sales to Unaffiliated Customers and Operating Income

	Three Months Ended June 30,		Change %	Change Excl. FX %	Six Months Ended June 30,		Change %	Change Excl. FX %
	2026	2025			2026	2025
Net Sales to Unaffiliated Customers:
Texture & Healthful Solutions (i)	$627	$599	5%	4%	$1,244	$1,201	4%	2%
Food & Industrial Ingredients–LATAM (ii)	611	596	3%	(3%)	1,190	1,169	2%	(2%)
Food & Industrial Ingredients–U.S./Canada (iii)	488	523	(7%)	(7%)	963	1,043	(8%)	(8%)
All Other (iv)	124	115	8%	7%	245	233	5%	5%
Net Sales	$1,850	$1,833	1%	(1%)	$3,642	$3,646	—%	(2%)

Operating Income (Loss):
Texture & Healthful Solutions	$117	$111	5%	5%	$217	$210	3%	1%
Food & Industrial Ingredients–LATAM	118	127	(7%)	(10%)	233	254	(8%)	(11%)
Food & Industrial Ingredients–U.S./Canada	58	86	(33%)	(33%)	92	178	(48%)	(49%)
All Other	6	(1)	NM	NM	9	(1)	NM	NM
Corporate	(41)	(50)	(18%)	(18%)	(81)	(95)	(15%)	(15%)
Adjusted Operating Income	258	273	(5%)	(7%)	470	546	(14%)	(16%)
Acquisition/integration costs	(6)	—			(6)	—
Impairment charges	(31)	—			(31)	(6)
Restructuring costs	(14)	(3)			(25)	(4)
Other matters	(19)	1			(17)	11
Operating Income	$188	$271	(31%)	(32%)	$391	$547	(29%)	(31%)
Notes to Net Sales to Unaffiliated Customers
(i)Net of inter-segment sales of $35 million and $9 million for the second quarter of 2026 and 2025, and $44 million and $18 million for year-to-date 2026 and 2025.
(ii)Net of inter-segment sales of $11 million and $14 million for the second quarter of 2026 and 2025, and $21 million and $27 million for year-to-date 2026 and 2025.
(iii)Net of inter-segment sales of $48 million and $27 million for the second quarter of 2026 and 2025, and $75 million and $60 million for year-to-date 2026 and 2025.
(iv)Net of inter-segment sales of $8 million and $4 million for the second quarter of 2026 and 2025, and $12 million and $7 million for year-to-date 2026 and 2025.

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), non-GAAP historical financial measures are used, which exclude certain GAAP items such as acquisition/integration costs, restructuring costs, impairment charges, net (gain) on sale of business, Mexico tax item, and other specified items. The term “adjusted” is generally used when referring to these non-GAAP financial measures.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. Expected financial measures may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. Non-GAAP adjustments are generally made to adjusted financial measures, which increases management’s confidence in its ability to forecast adjusted financial measures than in its ability to forecast GAAP financial measures. These non-GAAP measures, including non-GAAP expected measures, should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the Company’s non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended June 30, 2026		Six Months Ended June 30, 2026
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$114	$1.78	$256	$4.01

Adjustments:

Acquisition/integration costs (i)	41	0.64	41	0.64

Impairment charges (ii)	22	0.34	22	0.34

Restructuring costs (iii)	9	0.14	19	0.30

Net (gain) on sale of business (iv)	(17)	(0.27)	(17)	(0.27)

Other matters (v)	14	0.23	12	0.19

Tax item–Mexico (vi)	(2)	(0.03)	(6)	(0.09)

Other tax matters (vii)	(1)	(0.01)	3	0.04

Non-GAAP adjusted net income attributable to Ingredion	$180	$2.82	$330	$5.16

II. Non-GAAP Information (continued)

	Three Months Ended June 30, 2025		Six Months Ended June 30, 2025
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$196	$2.99	$393	$5.99

Adjustments:

Impairment charges (ii)	(1)	(0.02)	4	0.06

Restructuring costs (iii)	2	0.03	3	0.05

Other matters (v)	(1)	(0.02)	(8)	(0.12)

Tax item–Mexico (vi)	(6)	(0.08)	(7)	(0.11)

Other tax matters (vii)	(2)	(0.03)	(2)	(0.03)

Non-GAAP adjusted net income attributable to Ingredion	$188	$2.87	$383	$5.84
Net income and EPS may not sum or recalculate due to rounding.
Notes
(i)During the three and six months ended June 30, 2026, we recorded pre-tax acquisition and integration costs of $53 million primarily related to our pending acquisition of Tate & Lyle, including a $47 million of acquisition-related foreign exchange hedging losses. There was no such activity during the three and six months ended June 30, 2025.
(ii)During the three and six months ended June 30, 2026, we recorded pre-tax impairment charges of $33 million, primarily related to the closure of our facility in Cabo, Brazil. During the three months ended June 30, 2025, we recorded a tax benefit for impairment charges to equity method investments. During the six months ended June 30, 2025, we recorded $6 million of pre-tax impairment charges on our equity investments.
(iii)During the three and six months ended June 30, 2026, we recorded pre-tax restructuring costs of $14 million and $25 million, primarily related to the closure of our facility in Cabo, Brazil, and costs related to our sale of the Pakistan business and other restructuring activity. During the three and six months ended June 30, 2025, we recorded pre-tax restructuring costs of $3 million and $4 million, primarily related to decommissioning costs for plant closures.
(iv)During the three and six months ended June 30, 2026, we recorded a net pre-tax gain of $44 million related to the sale of our Pakistan business. There was no such activity during the three and six months ended June 30, 2025.
(v)During the three and six months ended June 30, 2026, we recorded pre-tax charges of $19 million and $17 million primarily related to the Argo thermal event. During the three and six ended June 30, 2025, we recorded pre-tax benefits of $1 million and $11 million primarily related to insurance recoveries and a favorable judgment related to certain indirect taxes in Brazil.
(vi)The tax amounts are result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Mexico financial statements during the period.
(vii)During the three and six months ended June 30, 2026,we recorded a change in our accrual related to the permanent reinvestment of foreign earnings, recognized prior-year tax liabilities, associated tax impacts related to the above current and prior-year non-GAAP adjustments, and recapture of prior-year U.S. tax benefits. These were partially offset by the utilization of previously unbenefited capital losses, recognition of a deferred tax asset, and interest income on previously recognized tax benefits associated with certain Brazilian local incentives that were previously taxable.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating income	$188	$271	$391	$547

Adjustments:

Acquisition/integration costs (i)	6	—	6	—

Impairment charges (ii)	31	—	31	6

Restructuring costs (iii)	14	3	25	4

Other matters (v)	19	(1)	17	(11)

Non-GAAP adjusted operating income	$258	$273	$470	$546
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended June 30, 2026			Six Months Ended June 30, 2026
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$175	$59	33.7%	$369	$109	29.5%

Adjustments:

Acquisition/integration costs (i)	53	12		53	12

Impairment charges (ii)	33	11		33	11

Restructuring costs (iii)	14	5		25	6

Net (gain) on sale of business (iv)	(44)	(27)		(44)	(27)

Other matters (v)	19	5		17	5

Tax item–Mexico (vi)	—	2		—	6

Other tax matters (vii)	—	1		—	(3)

Adjusted Non-GAAP	$250	$68	27.2%	$453	$119	26.3%

II. Non-GAAP Information (continued)

	Three Months Ended June 30, 2025			Six Months Ended June 30, 2025
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$259	$61	23.6%	$526	$129	24.5%

Adjustments:

Impairment charges (ii)	—	1		6	2

Restructuring costs (iii)	3	1		4	1

Other matters (v)	(1)	—		(11)	(3)

Tax item–Mexico (vi)	—	6		—	7

Other tax matters (vii)	—	2		—	2

Adjusted Non-GAAP	$261	$71	27.2%	$525	$138	26.3%
For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings Per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings Per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2026
	Low End of Guidance	High End of Guidance
GAAP EPS	$9.15	$9.75

Adjustments:

Acquisition/integration costs (i)	0.64	0.64

Impairment charges (ii)	0.34	0.34

Restructuring costs (iii)	0.30	0.30

Net (gain) on sale of business (iv)	(0.27)	(0.27)

Other matters (v)	0.19	0.19

Tax item–Mexico (vi)	(0.09)	(0.09)

Other tax matters (vii)	0.04	0.04

Adjusted EPS	$10.30	$10.90
For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Income Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Income Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Income Tax Rate Range for Full-Year 2026
	Low End of Guidance	High End of Guidance
GAAP ETR	27.4%	28.9%

Adjustments:

Acquisition/integration costs (i)	(0.3%)	(0.3%)

Impairment charges (ii)	0.2%	0.2%

Restructuring costs (iii)	(0.1%)	(0.1%)

Net (gain) on sale of business (iv)	(1.6%)	(1.6%)

Other matters (v)	0.1%	0.1%

Tax item–Mexico (vi)	0.6%	0.6%

Other tax matters (vii)	(0.3%)	(0.3%)

Adjusted ETR	26.0%	27.5%
For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.